Proxy

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF CARDERO RESOURCE CORP. TO BE HELD IN VANCOUVER, BRITISH COLUMBIA ON WEDNESDAY, APRIL 19,

	For	Against	Withhold
1. To appoint Smythe Ratcliffe & Associates, Chartered Accountants, as auditors of the Company for the ensuing year and to authorize the directors to fix the Auditors’ remuneration		N/A
2. To elect as Director, Hendrik Van Alphen		N/A
3. To elect as Director, Anthony Frizelle		N/A
4. To elect as Director, Lawrence W. Talbot		N/A
5. To elect as Director, Leonard Harris		N/A
6. To elect as Director, Murray Hitzman		N/A
7. To re-approve the Company’s 2002 Incentive Stock Option Plan			N/A

2006, AT 2:00 P.M. (the “Meeting”)

THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT

The undersigned registered shareholder (“Shareholder”) of the Company hereby appoints Hendrik Van Alphen, the President and CEO of the Company, or, failing this person, Michael W. Kinley, the CFO of the Company, or in the place of the foregoing, ________________________________ (print the name), (hereinafter “Nominee”) as proxyholder for and on behalf of the Shareholder, with full power of substitution, to attend, act and vote for and on behalf of the Shareholder in respect of all matters that may properly come before the  Meeting and at every adjournment thereof, to the same extent and with the same powers as if the undersigned Shareholder were personally present at the Meeting, or any adjournment thereof.

Without limiting the general powers hereby conferred, the Nominee is directed to vote the shares of the Company recorded in the name of the Shareholder as specified herein.  If no choice is specified, or if both choices are specified, the shares for which this Proxy is given are to be voted “For” all such matters.

This proxy confers discretionary authority upon the Nominee to vote with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting.

Except to the extent otherwise provided herein, the Shareholder hereby revokes any proxy previously given to attend and vote at the Meeting.

REGISTERED HOLDER SIGN HERE:

PLEASE PRINT NAME:

DATE SIGNED:

Resolutions (For full details of each item, please see the enclosed Notice of Meeting and Management Information Circular dated March 15, 2006)

THIS PROXY MUST BE SIGNED AND DATED
IN ORDER TO BE VALID.

SEE IMPORTANT INSTRUCTIONS ON REVERSE.

INSTRUCTIONS FOR COMPLETION OF PROXY

1.

This form of proxy (“Instrument of Proxy”) must be signed by you, the Shareholder, or by your attorney duly authorized by you in writing or, in the case of a corporation, by a duly authorized officer, representative or attorney of the corporation.  If so determined in his sole discretion, the Chairman of the Meeting  (“Chairman”) may require that the Shareholder or the Nominee produce and deliver to the Chairman evidence as to the existence of the authority of any person to execute and deliver proxies or to vote, including, without limitation, the original or a notarially certified copy of the instrument empowering any person to execute and deliver a proxy, and any such other documentation as is acceptable to the Chairman.  The acceptance or rejection of any Instrument of Proxy made by the Chairman in good faith is final and conclusive.

2.

If this Instrument of Proxy is not dated in the space provided, authority is hereby given by you, the Shareholder, to the Nominee to date this proxy seven (7) calendar days after the date on which it was mailed to you, the Shareholder.

3.

If you are a registered shareholder who wishes to attend the Meeting and vote on the resolutions in person, you may simply attend the Meeting in person and register with the scrutineers before the Meeting begins.

4.

If you are a registered shareholder who is not able to attend the Meeting in person but wishes to vote on the resolutions, you may do either of the following:

(a)

appoint the management proxyholder named on the Instrument of Proxy, by leaving the wording appointing a nominee as is (i.e. do not strike out the management proxyholder shown and do not complete the blank space provided for the appointment of an alternate proxyholder).  Where no choice is, or both choices are, specified by a Shareholder with respect to a resolution set out in the Instrument of Proxy, the management appointee acting as proxyholder will vote IN FAVOUR OF each matter identified in this Instrument of Proxy and FOR the nominees of management for election as director and appointment as auditor as identified in this Instrument of Proxy; OR

(b)

appoint another proxyholder,who need not be a registered shareholder of the Company, to attend and vote according to the Shareholder’s instructions, by striking out the management proxyholder name shown and inserting the name of the person you wish to appoint as proxyholder to represent you at the Meeting in the space provided for naming an alternate proxyholder.  If no choice is, or both choices are, specified, the proxyholder appointed by you will, and is hereby directed and instructed to, vote IN FAVOUR OF each matter identified in this Instrument of Proxy and FOR the nominees of management for election as director and appointment as auditor as identified in this Instrument of Proxy.

5.

The shares represented by this Instrument of Proxy will, on any poll of a resolution that may be called for, be voted or withheld from voting in accordance with the instructions of the Shareholder and, if the Shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.  Further, the shares will be voted by the Nominee with respect to any amendments to, or variations of, any of the resolutions set out in the Instrument of Proxy, or with respect to any matters which may properly come before the Meeting, as the Nominee in his sole discretion sees fit.

6.

If a Shareholder has submitted an Instrument of Proxy, the Shareholder may still attend the Meeting and may vote in person.  To do so, the Shareholder must record his/her/its attendance with the scrutineer(s) before the commencement of the Meeting and revoke, in writing, the prior Instrument of Proxy.

7.

To be effective, this Instrument of Proxy must be DEPOSITED at the office of PACIFIC CORPORATE TRUST COMPANY no later than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting or, with respect to any matters occurring after the reconvening of any adjournment of the  Meeting, not less than forty-eight (48) hours prior to the time of recommencement of such adjourned Meeting.

VOTING METHODS

INTERNET VOTING 24 Hours a Day, 7 days a week

If a HOLDER ID and HOLDER CODE appear on the face of this proxy in the address box, holders may complete internet voting at www.webvote.pctc.com/SignIn.aspx.  To receive securityholder communications electronically in the future, simply fill in your e-mail address at the bottom of the Internet Voting page.

TELEPHONE VOTING 24 Hours a Day, 7 days a week

If a HOLDER ID and HOLDER CODE appear on the face of this proxy in the address box, holders may complete telephone voting at 1-888-Tel-Vote (1-888-835-8683).  Please have this proxy in hand when you call.  A proxyholder that is not a management proxyholder cannot be appointed by telephone.

RETURN YOUR PROXY BY MAIL OR FAX to PACIFIC CORPORATE TRUST COMPANY

510 Burrard Street, 2nd Floor, Vancouver, British Columbia, V6C 3B9.  Fax number 604-689-8144.OUR PROXY BY

Voting by mail or fax may be the only method for holdings held in the name of a corporation or holdings voted on behalf of another individual.  Do not mail the printed proxy or VIF if you have voted by the internet or telephone.